United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. …..)

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☒	Preliminary Information Statement
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☐	Definitive Information Statement

MAVERICK OIL AND GAS, INC.

(Name of Registrant As Specified In its Charter)

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ii

Preliminary	Preliminary

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

INFORMATION STATEMENT

MAVERICK OIL AND GAS, INC.

300 SE 2nd Street,
Suite 860,
Fort. Lauderdale, Florida 33301

June [   ], 2008

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Maverick Oil and Gas, Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on or about March 27, 2008, the Company received written consents in lieu of a meeting of stockholders from the holders of 59,334,286 shares of Common Stock (representing approximately 50.2% of the outstanding shares of capital stock of the Company having voting power) (the “Majority Stockholders”) approving a reduction in the number of issued and outstanding shares of the Company's Common Stock on a 1 for 50 basis (the “Reverse Split”). Once the Reverse Split becomes effective, each 50 shares of Common Stock held by a Stockholder will be reduced to 1 share, with fractional shares being rounded up to the next highest number of whole shares. The Reverse Split will not change the total number of shares of Common Stock and preferred stock the Company is authorized to issue.

On March 26, 2008, the Company's Board of Directors approved the Reverse Split, subject to stockholder approval. Since the Reverse Split has been approved by the Majority Stockholders, your consent is not required and is not being solicited in connection with the approval of the Reverse Split.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to furnish this Information Statement to the beneficial owners of the Common Stock held of record by them. The Company has fixed the close of business on June 10, 2008 as the record date (the “Record Date”) for the determination of the Stockholders who are entitled to receive this Information Statement.

Each share of our Common Stock entitles its holder to one vote on each matter submitted to the Stockholders. However, since the Majority Stockholders have consented to the Reverse Split, no other consents will be solicited in connection with this Information Statement.

This Information Statement is being mailed on or about June 12, 2008 to all Stockholders of record as of the Record Date.

You are being provided with this Information Statement pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and Regulation 14C and Schedule 14C thereunder and, in accordance therewith, the Reverse Split will not become effective until at least 20 days after the mailing of this Information Statement.

OUTSTANDING VOTING SECURITIES

As of the date of the consent by the Majority Stockholders, the Company had no shares of Preferred Stock and [118,142,860] shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On or about March 27, 2008, the holders of 59,334,286 shares of Common Stock (representing 50.2% of the outstanding shares of capital stock of the Company having voting power) executed and delivered to the Company written consents approving the Reverse Split. Since the Reverse Split has been approved by the Majority Stockholders, no proxies or consents are being solicited in connection with this Information Statement.

Pursuant to Section 78.390 of the Nevada Revised Statutes (“NRS”), the approval of a majority of the Company’s stockholders is required in order to effect the Reverse Split. Section 78.320(2) of the NRS eliminates the need to hold a special meeting of the Company’s stockholders to approve the Reverse Split by providing that, unless the Company’s articles of incorporation or bylaws state otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the Company’s voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Reverse Split as early as possible, the Company’s Board of Directors resolved to proceed with the Reverse Split by written consent of a majority of the Company’s stockholders entitled to vote thereon.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our Common Stock were beneficially owned as of [June 10], 2008, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of Common Stock, (2) our directors, (3) our executive officers, and (4) all our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options and warrants that are exercisable currently or become exercisable within 60 days. Except as indicated

otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned of [118,142,860] shares outstanding on [June 10], 2008, and added shares that may be acquired within 60 days to the number of other shares that the person owns as well as to the number of shares outstanding. The address of each of the directors and executive officers listed below is c/o Maverick Oil and Gas, Inc., 300 SE 2nd Street, Suite 860, Fort Lauderdale, Florida 33301.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
John A. Ruddy	1,961,333	(1)	1.6%
Line Trust Corporation Limited 57/63 Line Wall Road P.O. Box 199 Gibraltar	20,000,000	(2)	16.9%
M.V. Oil and Gas Company Box 751 Providenciales Turks & Caicos	19,000,000	(3)	16.1%
All officers and directors as a group (1 person)	1,961,333		1.6%

(*)	Less than 1%
(1)	Mr. Ruddy is currently the Company’s sole officer and director. The shares reflected in the foregoing table include 1,170,000 shares directly owned by Mr. Ruddy, as well as 738,000 shares issuable under stock options that are currently exercisable at an exercise price of $2.395 per share and 53,333 restricted shares. Does not include: (i) 492,000 shares issuable upon exercise of stock options granted during March 2005 with an exercise price of $2.395 per share that are not currently exercisable; and (ii) 26,667 shares of restricted stock which will vest in February 2009
(2)	Line Trust Corporation Limited (“Line Trust”), The Aktiva Diversified Trust (“Aktiva”), and AltaFin, BV (“AltaFin”) have filed a Schedule 13D (the “Schedule 13D”) as members of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act with respect to these shares. Aktiva has the beneficial ownership of 18,000,000 of these shares and AltaFin has the beneficial ownership of 2,000,000 of these shares. Line Trust is the independent sole trustee of Aktiva. Line Trust is also the independent sole trustee of a trust that owns all of the stock of AltaFin and of a trust that directly or indirectly holds all of the shares of AltaFin’s corporate managing director. Line Trust has disclaimed beneficial ownership of these shares, except to the extent of any indirect pecuniary interest therein. The foregoing information is based upon the Schedule 13D. The class of beneficiaries of the trusts described in this note currently includes Darko Horvat and his family members.

(3)	Based upon information provided to us, we have been advised that these shares are beneficially owned indirectly by David Stevenson, c/o KDS Capital, 53 Davies Street, Mayfair, London W1K 5JH, U.K.

The foregoing table does not include additional shares of Common Stock that may in the future be issuable upon exercise of Common Stock purchase warrants (the “Debenture Warrants”) issued to two financial investors in conjunction with secured convertible debenture financing provided by such investors to the Company in 2006 and 2007. The Debenture Warrants have an exercise price of $.01 per share, which will remain unadjusted by the Reverse Split.  The terms of their separate agreements with the Company prohibit each of these investors from exercising the Debenture Warrants to the extent that exercise would otherwise result in either of these investors beneficially owning more than 2.49% of our shares. However, either holder can increase or waive such percentage limitation on more then 60 days notice.  Accordingly, it is possible that following such notice, either or both of such holders could beneficially own more than 5% of our shares.  Without regard to any such percentage limitation, we may in the future be caused to issue up to 58,426,947 shares to one of these investors, and up to 19,475,649 shares to the other investor.

THE REVERSE SPLIT

General

The Board of Directors approved the Reverse Split on March 26, 2008, subject to stockholder approval. On or about March 27, 2008, the Majority Shareholders approved the Reverse Split. The Reverse Split will become effective on [*], 2008. Once the Reverse Split becomes effective, each 50 shares of Common Stock held by a stockholder will be reduced to 1 share, with fractional shares being rounded up to the next highest number of whole shares. The Reverse Split will not change the total number of shares of Common Stock and preferred stock the Company is authorized to issue.

Purpose

As of [June 10, 2008], we have [118,142,860] shares of Common Stock outstanding. In addition, we have 87,289,356 shares of Common Stock reserved for future issuance upon the conversion or exercise of outstanding options and warrants. Our articles of incorporation currently only authorize us to issue 335,000,000 shares of Common Stock.  As a result, we only have available for future issuance 129,567,784 shares of Common Stock

The principal purpose of the Reverse Split is to increase the number of shares that we will have available for issuance. This should provide us with the flexibility we need to issue such number of shares as may be necessary in order to complete the business combination and/or financing contemplated by our business plan, as described below. In addition, the number of shares of Common Stock we have outstanding is unusual for a company of our size and stage of development and the Board of Directors has determined that it is advisable to reduce that number.  However, simply increasing the number of shares of Common Stock we are authorized to issue would not reduce the number of our outstanding shares. The Reverse Split is intended to accomplish both objectives.

Business Plan

From 2004 through December 2007, we were an early stage independent energy company seeking to find and develop oil and gas reserves.  Unable to secure adequate funding for our continued operations, and following the foreclosure of our only active project by the holders of our senior secured convertible debentures, during December 2007 we terminated our former operations and became a “shell company” under applicable rules of the Securities and Exchange Commission promulgated under the Exchange Act. Our current business plan is to attempt to identify a suitable operating company with a view towards completing a business combination that could achieve long-term growth for the Company.

Most acquisitions of private operating companies by public shell companies are completed by way of merger pursuant to which the stockholders of the private company acquire a substantial majority of the issued and outstanding shares of the pubic company after the merger is completed.  These transactions are often referred to as “reverse acquisitions” or “reverse mergers” and generally result in substantial dilution to the ownership interests of the stockholders of the public company.  If any transaction is structured in this manner, our stockholders will suffer substantial dilution.  Furthermore, we may need to secure financing in order to facilitate a transaction.  We may complete such an acquisition upon the sole determination of management without any vote or approval by our stockholders.  In certain circumstances, however, it may be necessary to call a stockholders' meeting and obtain approval of our stockholders, which may result in delay and additional expense in the consummation of any proposed transaction and may also give rise to certain appraisal rights to dissenting stockholders.  Most likely, we will seek to structure any such transaction so as not to require stockholder approval.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and other professionals. If we decide not to complete a transaction after we have incurred material transaction costs in connection with the investigation, negotiation and documentation related thereto, such costs will likely not be recoverable.

Our remaining cash assets are only sufficient to sustain us as an inactive company for the short-term. There can be no assurance that we will be able to identify a business opportunity and related financing that may be suitable for the Company, or that any business we acquire will generate profits or increase the value of the Company.  If we are unable to locate a suitable acquisition and additional financing, if required, within the short-term, we will be forced to suspend all public reporting with the Securities and Exchange Commission and possibly liquidate.  Our ability to execute on these business objectives may be subject to material doubt as our management team consists of one part-time individual.

Principal Effects of the Amendment

General

The Reverse Split will reduce the number of shares of Common Stock outstanding. It will not change the number of authorized shares of Common Stock or preferred stock or the par value of our Common Stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each Stockholder will hold the same percentage of Common Stock outstanding immediately after the Reverse Split as such Stockholder held immediately prior to the Reverse Split.

Outstanding Common Stock

The Reverse Split, when effective, will have the following effects:

•	50 shares of Common Stock owned by a Stockholder on [June 10], 2008 will be exchanged for one new share of Common Stock;
•	the total number of issued and outstanding shares of the Company's Common Stock will be reduced by 98%;
•
proportionate adjustments will be made to the per share exercise price and number of shares issuable upon the exercise of the Company's outstanding options and warrants, which will result in approximately the same aggregate price upon the exercise or conversion of such options and warrants as prior to the reverse stock split; provided, however, that the exercise price of the Debenture Warrants shall remain $.01 per share;

•	the number of shares reserved for issuance under the Company's existing stock option plans will be reduced proportionately.

If effected, the Reverse Split will be effected simultaneously for all of the Company's Common Stock and the ratio will be the same for all of the Company's Common Stock. The Reverse Split will affect all of the Company's Stockholders uniformly and will not affect any Stockholder's percentage ownership interest in the Company, except to the minor extent that the Reverse Split would result in any Stockholder holding a fractional share. As described below, a Stockholder holding a fractional share will receive an additional one share in lieu of such fractional share. Shares of Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act.

Fractional Shares

No scrip or fractional certificates will be issued in connection with the Reverse Split. A Stockholder who otherwise would be entitled to receive a fractional share because the Stockholder holds a number of shares not evenly divisible by 50 will be entitled, upon surrender of certificate(s) representing such shares, to receive an additional share in lieu thereof.

When effected, the Reverse Split may result in some Stockholders owning “odd lots” of less than 100 shares of the Company’s Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares

Upon the effectiveness of the Reverse Split, the number of authorized shares of Common Stock that are not issued or outstanding will increase due to the reduction in the number of shares of the Company’s Common Stock issued and outstanding. As of [June 10], 2008, the Company had 335,000,000 shares of Common Stock authorized and [118,142,860] shares of Common Stock issued and outstanding. The Company will continue to have 10,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If the Company issues additional shares, the ownership interest of holders of the Company’s Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company’s Common Stock.

Accounting Matters

The Reverse Split will not affect the par value of the Company’s Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital on Company’s balance sheet attributable to the Company’s Common Stock will be reduced proportionately and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will also be restated because there will be fewer shares of the Company’s Common Stock outstanding.

Trading Price and Market Capitalization

We believe that trading price for our Common Stock will increase as a result of the Reverse Split.  However, there is no assurance that the trading price will increase or that, if it initially does, any such higher trading price will remain at such level. If the trading price of the Company's Common Stock does not increase in proportion to the reduction in the number of shares of Common Stock outstanding and does not maintain that higher level, the total market capitalization of the Company will be less than prior to implementing the Reverse Split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Split is not being implemented in response to any effort of which we are aware to accumulate the Company’s shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company’s Board of Directors and Stockholders.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

The Reverse Split will become effective on [July 2], 2008, which is referred to below as the “effective date.” Beginning on the effective date, each stock certificate that, immediately prior to the effective date, represented shares of pre-split Common Stock (the “Old Shares”) shall, from and after the effective date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of post-split Common Stock (the “New Shares”) into which the Old Shares represented by such certificate shall have been reclassified.

However, those Stockholders who wish to obtain new certificates after the Reverse Split is effective should contact our transfer agent (who will act as the exchange agent) at:

StockTrans
44 West Lancaster Ave
Ardmore, PA 19003
Phone: (800) 733-1121

No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S).

Many Stockholders hold some or all of their shares in book-entry form either through a representative broker-dealer or through the direct registration system for securities. If you hold registered shares in book-entry form, you do not need to take any action to receive your New Shares.

No Dissenters’ Rights

Under the NRS, the Company’s Stockholders are not entitled to dissenters’ rights with respect to the Reverse Split, and the Company will not independently provide Stockholders with any such rights.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each Stockholder is urged to consult with such Stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

No gain or loss should be recognized by a Stockholder upon such Stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Split. The aggregate tax basis of the New Shares received in the Reverse Split (including any New Share received in lieu of a fractional share) will be the same as the Stockholder’s aggregate tax basis in the Old Shares.. The Stockholder’s holding period for the New Shares will include the period during which the Stockholder held the Old Shares surrendered in the Reverse Split.

The Company’s view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT.

EFFECTIVE DATE OF REVERSE SPLIT

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the Reverse Split, shall not occur until [July 2], 2008, twenty (20) days after the date on which this Information Statement has been mailed to Stockholders.

By Order of the Board of Directors

/s/  John A. Ruddy

John A. Ruddy

Chief Executive Officer
Chief Financial Officer